As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-190028

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4 REGISTRATION STATEMENT

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-1543819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert J. DelPriore, Esq.

Executive Vice President, General Counsel

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Yoel Kranz, Esq. Mark S. Opper, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Tel: (212) 813-8800 Fax: (212) 355-3333

Richard F. Mattern, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

First Tennessee Building

165 Madison Avenue, Suite 2000

Memphis, Tennessee 38103

Telephone (901) 577-8228

Fax: (901) 577-2303

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock	2,574,631	$—	$—	(2)

(1)	Plus such additional shares as may be issued by reason of share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	All filing fees payable in connection with the issuance of the Common Stock were paid in connection with the filing of MAA’s Registration Statement on Form S-4 (Registration No. 333-190028), as amended, declared effective on August 23, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section
 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-4 on Form S-3 registers an aggregate of 2,574,631 shares of Common Stock of Mid-America Apartment Communities, Inc., or MAA, previously registered on Form S-4 (Registration No. 333-190028) in connection with the issuance by Mid-America Apartments, L.P., on October 1, 2013, of 2,574,631 of its Class A units of limited partnership interest in connection with the merger of Colonial Realty Limited Partnership into a wholly owned subsidiary of Mid-America Apartments, L.P. The Class A units of limited partnership interest in Mid-America Apartments, L.P. are redeemable on a one-for-one basis for common stock of MAA, or the cash equivalent thereof, at the election of MAA. No additional consideration is payable in connection with the redemption of Class A units of limited partnership interest of Mid-America Apartments, L.P. The prospectus included in this Post-Effective Amendment No. 1 supersedes and replaces in its entirety the consent solicitation/prospectus dated August 23, 2013 that was filed with the registration statement on Form S-4.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is a post-effective amendment to a consent solicitation/prospectus dated August 23, 2013 and is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2014

PROSPECTUS

Mid-America Apartment Communities, Inc.

2,574,631 shares of Common Stock

Mid-America Apartment Communities, Inc. may issue up to 2,574,631 shares of its common stock, par value $0.01, from time to time in exchange for Class A units of limited partnership interest, or Class A Units, in Mid-America Apartments, L.P., our operating partnership, that were issued in connection with the merger, on October 1, 2013, of Colonial Realty Limited Partnership into a wholly owned subsidiary of our operating partnership. The Class A Units are redeemable on a one-for-one basis for MAA common stock, or the cash equivalent thereof, at the election of MAA. MAA will not receive any proceeds in connection with the redemption of Class A Units, but we will acquire additional units of limited partnership interest in our operating partnership in exchange for any shares that we issue.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of Class A Units will exercise their redemption rights or that we will elect to redeem any or all of any such Class A Units for shares of our common stock instead of paying their cash equivalent.

Our common stock is listed on the New York Stock Exchange, or the “NYSE,” under the trading symbol “MAA”. On March 26, 2014, the last reported sale price of our common shares on the NYSE was $66.64 per share.

Our principal executive office is located at 6584 Poplar Avenue, Memphis, Tennessee 38138; our telephone number is (901) 682-6600.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion of material risks under the heading “Risk Factors” beginning on page 3 of this prospectus, as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a post-effective amendment to Form S-4 registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. As we describe below in the section entitled “Where You Can Find More Information,” we have filed and plan to continue to file other documents with the SEC that contain information about us. Before making an investment decision, you should read this prospectus and the information we file with the SEC.

You should rely only on the information included or incorporated by reference in this prospectus and any applicable prospectus supplement and, if applicable, any free writing prospectus we may prepare in connection with an offering of our common stock. We have not authorized anyone to provide you with different or additional information, and, if anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell shares of our common stock in any jurisdiction where or to any person to whom the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus we may prepare is accurate only as of the date of such document, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date such document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

In the documents incorporated and deemed to be incorporated by reference in this prospectus, we refer to information and statistics regarding, among other things, the industry, markets, submarkets and sectors in which we operate, which may include information regarding, among other things, apartment supply and demand, new apartment construction and permitting levels, demographic trends, interest rates and other economic data, competition from the conversion of condominiums and single-family homes to rental units, the market for Federal National Mortgage Association and Federal Home Loan Mortgage Corporation debt securities and the interest rates thereon. We obtained this information and these statistics from various third-party sources and our own internal estimates. We believe that these sources and estimates are reliable. However, this information and these statistics are subject to assumptions, estimates and other uncertainties, and we have not independently verified them and cannot guarantee their accuracy or completeness.

Unless the context otherwise requires, references in this prospectus to “MAA” refer to Mid-America Apartment Communities, Inc., a Tennessee corporation, references to “our operating partnership” refer to Mid-America Apartments, L.P., a Tennessee limited partnership of which MAA is the sole general partner, and references to “we,” “us,” “our” or similar expressions refer collectively to MAA and its consolidated subsidiaries, including Mid-America Apartments, L.P.

OUR COMPANY

MAA is a multi-family focused self-administered and self-managed real estate investment trust, or REIT, that owns, operates, acquires and selectively develops apartment communities primarily located in the Sunbelt region of the United States. Our activities include full or partial ownership and operation of 275 multi-family properties and 5 commercial properties as of December 31, 2013, located in Alabama, Arizona, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, Missouri, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.

As of December 31, 2013, we owned or maintained a partial ownership in the following properties:

Multifamily:
	Consolidated Properties	Units	Unconsolidated Properties	Units	Total Properties	Total Units
	270	82,197	5	1,444	275	83,641
Commercial:
	Consolidated Properties	Sq. Ft.	Unconsolidated Properties	Sq. Ft.	Total Properties	Total Sq. Ft.
	4	1,124,596	1	29,971	5	1,154,567

Our business is conducted principally through Mid-America Apartments, L.P., which we refer to as MAALP or our operating partnership. We are the sole general partner of the operating partnership, holding 74,830,726 common units of partnership interest, or common units, comprising a 94.7% partnership interest in the operating partnership as of December 31, 2013.

MAA was formed in Tennessee in 1994. Our corporate offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138 and our telephone number is (901) 682-6600. As of December 31, 2013, we had 2,151 full-time employees and 90 part-time employees.

RISK FACTORS

An investment in our common stock involves substantial risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the risks and uncertainties discussed under the captions “Risk Factors” in MAA’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and as described in our other filings with the SEC, as well as the other information contained or incorporated by reference into this prospectus and in any accompanying prospectus supplement or free writing prospectus. Please also refer to the section in this prospectus entitled “Forward-Looking Statements” for additional risks and uncertainties affecting us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment. See “Where You Can Find More Information” and “Incorporation by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations and statements about the benefits of MAA’s merger with Colonial Properties Trust, or Colonial. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this prospectus, any prospectus supplement, any free writing prospectus or any documents incorporated by reference herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, any prospectus supplement, any free writing prospectus and any documents incorporated by reference herein, the inclusion and incorporation by reference of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•	difficulty in integrating Colonial’s operations, systems and personnel with ours and certain uncertainties associated with our ability to sell our commercial asset portfolio;

•	adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our primary markets, barriers of entry into new markets which we may seek to enter in the future; limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•	our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes; and

•	litigation and compliance costs associated with laws requiring access for disabled persons.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus. You are advised to carefully read the sections of this prospectus and any prospectus supplement entitled “Risk Factors” and the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in MAA’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as the description of other risks and uncertainties affecting our business that appear in the documents incorporated by reference in this prospectus and any related prospectus supplement or free writing prospectus for a more in depth discussion of some of the risks to our business.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the shares of our common stock in exchange for Class A Units in our operating partnership. In consideration for issuing shares of our common stock, we will receive an equal number of Class A Units in our operating partnership, which upon such acquisition will automatically become Class B units of limited partnership interest and have no further right of redemption.

REDEMPTION OF CLASS A UNITS

Subject to certain limitations, the Third Amended and Restated Agreement of Limited Partnership of our operating partnership permits limited partners other than MAA who hold Class A Units to require that our operating partnership redeem their Class A Units at any time by notifying our operating partnership. Unless MAA elects to assume and perform the operating partnership’s redemption obligation, as outlined below, the redeeming limited partner will receive cash in an amount equal to the market value of the Class A Units to be redeemed. The market value of a Class A Unit for this purpose will be equal to the average of the closing trading price of a share of MAA common stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was given. In lieu of our operating partnership’s redeeming Class A Units for cash, MAA may elect to acquire the Class A Units, for cash or a number of shares of MAA common stock equal to the number of Class A Units to be redeemed, directly from a limited partner seeking a redemption and upon such acquisition, become the owner of the Class A Units, which upon such acquisition shall become Class B common units.

Although MAA has no legal obligation to do so, MAA currently intends to exercise its right to issue MAA common stock in exchange for any Class A Units tendered for redemption. Upon redemption or the direct acquisition of Class A Units by MAA or our operating partnership, the limited partner’s right to receive distributions for the Class A Units redeemed will cease. At least 1,000 Class A Units (or all Class A Units owned by the limited partner if less than 1,000 Class A Units) must be redeemed each time the redemption right is exercised. The redemption generally will occur on the tenth business day after delivery of notice, except that no redemption will occur if delivery of shares of MAA common stock would cause such partner or any other person to violate any of the restrictions on ownership and transfer of shares of MAA common stock set forth in MAA’s charter. Preferred units may be redeemed only to the extent they have been issued to and are held by a partner other than MAA and MAA has expressly granted to the holder of such preferred units the right to redeem such preferred units pursuant to the partnership agreement; subject to the foregoing, preferred units will be redeemed, if at all, in accordance with such redemption rights or options as are set forth with respect to such preferred units (or class or series thereof) in the instruments designating such preferred units (or class or series thereof).

No limited partner, by virtue of being the holder of one or more Class A Units, will be deemed to be a shareholder of or have any other interests in MAA. In the event of any change in the outstanding shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the conversion factor used by MAA in redeeming Class A Units in exchange for shares of MAA common stock will be proportionately adjusted so that one Class A Unit remains exchangeable for one share of MAA common stock without dilution.

COMPARISON OF CLASS A UNITS AND COMMON STOCK

The information below highlights a number of the significant differences between the Class A Units and our common stock, including, among other things, the nature of the investment, voting rights, distributions and dividends, liquidity and transferability, liquidation rights, redemption rights and certain tax matters. These comparisons are intended to assist holders of Class A Units in understanding how their investment changes if they exchange their Class A Units for shares of our common stock.

This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Class A Units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to such registration statement, particularly our charter, our bylaws and the partnership agreement of our operating partnership, for additional important information. This discussion, to the extent it constitutes a summary of our charter, our bylaws or the partnership agreement of our operating partnership, is qualified entirely by reference to those documents.

Class A Units	Common Stock

Nature of Investment

The Class A Units constitute limited partnership interests in our operating partnership, a Tennessee limited partnership.	The shares of common stock constitute equity securities in MAA, a Tennessee corporation.

Voting Rights

The partnership agreement does not provide for annual meetings of the limited partners. Under the partnership agreement, Class A Unit holders have voting rights as limited partners only with respect to certain limited matters, such as certain types of amendments to the partnership agreement, termination of the partnership and certain other transactions.

In addition, the general partner may not sell, exchange, transfer or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) without the consent of holders of three-fourths (3/4) of the outstanding common units held by limited partners. With respect to the exercise of the above described voting rights, a holder of Class A Units will be entitled to one vote per unit.

Each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of our shareholders, including the election of directors.

Holders of our common stock have the right to vote on, among other things, a merger of MAA, amendments to the MAA charter and the dissolution of MAA. Our charter permits our Board of Directors to classify and issue capital stock in one or more series having voting power which may differ from that of our common stock.

Under our charter and bylaws, a consolidation, merger, share exchange, transfer of all or substantially all of our assets or the dissolution of MAA requires the affirmative vote of a majority of all the votes entitled to be cast by shareholders on the matter.

Distributions/Dividends

Holders of Class A Units are entitled to receive quarterly cash distributions in an amount determined by the general partner in its sole and absolute discretion. Distributions shall be made to holders of Class A Units in accordance with their respective percentage interests in our operating partnership.

In no event may a holder of Class A Units receive a distribution of cash with respect to a Class A Unit if such holder is entitled to receive a cash distribution as the holder of record of a share of our common stock for which all or part of such Class A Unit has been or will be redeemed or exchanged.

Holders of our common stock are entitled to receive dividends when and as authorized by our Board of Directors and declared by us out of funds legally available therefor.

Under the REIT rules, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income.

Liquidity and Transferability/Redemption at Holder’s Option

There is no public market for the Class A Units and the Class A Units are not listed on any securities exchange.

Subject to compliance with federal and state securities law, holders of Class A Common Units will be permitted to transfer their units without restriction so long as they satisfy certain requirements set forth in the partnership agreement. However, a transfer would not be permitted if in the opinion of legal counsel to the operating partnership such transfer (i) would require filing of a registration statement under the Securities Act or otherwise violate any federal or state securities laws or regulations, (ii) would result in the partnership being treated as an association taxable as a corporation for federal income tax purposes, or (iii) such transfer is effectuated through an

Our common stock is listed on the New York Stock Exchange under the symbol “MAA.” Transfers of our common stock are subject to the ownership limits set forth in our charter as such limits may be exempted by our Board of Directors.

“established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of the Internal Revenue Code of 1986, as amended, or the Code.

Subject to certain limitations, holders of Class A Units (other than MAA) may require the operating partnership to redeem their units at any time for cash in an amount equal to the market value of the units to be redeemed. At its election, MAA may elect to acquire the Class A Units tendered for redemption in exchange for cash or an equal number of shares of MAA common stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, any remaining assets shall be distributed to the partners to the extent of the positive balance of the capital account of each partner.	Holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential liquidation rights of any other class or series of our preferred stock.

Redemption at Our Option

The Class A Units may not be redeemed by the general partner.	Our common stock is not subject to redemption.

Certain Tax Matters

The operating partnership itself is not required to pay federal income taxes. Instead, each holder of Class A Units includes its allocable share of partnership taxable income or loss in determining its individual federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of Class A Units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. shareholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a shareholder’s adjusted basis in his common stock, with the excess taxed as capital gain.

Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain.

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of MAA’s capital stock, the MAA charter, as amended, or the “MAA charter,” MAA’s third amended and restated bylaws, or the “MAA bylaws,” and certain provisions of the Tennessee Business Corporation Act, or the “TBCA.” You should read the MAA charter and the MAA bylaws and the applicable provisions of the TBCA for complete information on MAA’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the MAA charter, the MAA bylaws and the TCBA. To obtain copies of the MAA charter and the MAA bylaws, see “Where You Can Find More Information.”

The terms “we,” “us” and “our” as used in the following description of capital stock refer to MAA, excluding MAALP and MAA’s other subsidiaries, unless otherwise expressly stated or the context requires otherwise.

Shares Authorized

MAA’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Shares Outstanding

As of February 18, 2014, MAA had 74,969,790 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by our common shareholders and, subject to any preferential rights granted by our board of directors to any series of our preferred stock, are entitled to receive ratably such dividends as may be declared in respect of our common stock by our board of directors in its discretion from funds legally available therefor. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in all assets remaining after payment of all of our debts and other liabilities and any liquidation preference payable on our then-outstanding preferred stock. Holders of common stock have no preferential, subscription, redemption, conversion, exchange, sinking fund or preemptive rights. Subject to the voting rights, if any, of any preferred stock outstanding at the time of a shareholder vote, action on a matter submitted for shareholder approval at a shareholders’ meeting (other than the election of directors) is generally approved if the votes cast by the holders of our common stock in favor of the action exceed the votes cast opposing the action. A director nominee is elected if the votes cast for the nominee exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of MAA shareholders for which (i) the Secretary of MAA receives a notice that a shareholder has nominated a person for election to MAA’s board of directors in compliance with the MAA charter and the MAA bylaws, to the extent applicable, and applicable law and (ii) the nomination has not been withdrawn by such shareholder on or before the tenth day before MAA first mails its notice of meeting for such meeting to the shareholders. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee. Holders of our common stock do not have cumulative voting rights in the election of our directors. This means that the holders of a majority of the outstanding shares of our common stock will generally be entitled, subject to the rights, if any, of any of our preferred stock outstanding at any time to vote in the election of directors, to elect all of our directors standing for election. The outstanding shares of our common stock are fully paid and nonassessable.

Shares of our common stock are subject to restrictions on ownership and transfer designed to preserve our qualification as a REIT for U.S. federal income tax purposes. See “— Certain Matters of Corporate Governance — Ownership Limitations” below.

Preferred Stock

Under the MAA charter, our board of directors is authorized, without shareholder action, to cause the issuance of up to 20,000,000 shares of our preferred stock, in such series, and with such preferences, dividend, conversion or other rights, voting powers, restrictions, qualifications or other provisions, as may be fixed by our board of directors. As a result, our board of directors may afford the holders of any series of preferred stock preferences, powers, and rights, economic, voting or otherwise, that may dilute or otherwise adversely affect the economic, voting and other rights of holders of our common stock and may also provide any series of preferred stock with preferences over our common stock as to dividends and the distribution of assets in the event of our liquidation, dissolution or winding-up.

For example, the terms of any series of preferred stock established by our board of directors may provide that no dividends may be declared or paid or other distributions made on our common stock, other than dividends payable in common stock, unless all accrued and unpaid dividends on such series of preferred stock have been paid or declared and set apart for payment. Likewise, the terms of any series of preferred stock may provide that, in the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of such series of preferred stock will be entitled to receive, out of our assets available for distribution to our shareholders, a liquidation preference provided for by the terms of such preferred stock, which may include accrued and unpaid dividends, before any distribution of our assets is made to holders of our common stock. In addition, the terms of any series of our preferred stock may give the holders thereof certain voting rights, which may include the right to elect additional directors to our board of directors in the event of certain dividend arrearages on such series of preferred stock.

Although no shares of our preferred stock are outstanding as of the date of this prospectus, we have from time to time in the past issued series of preferred stock and may do so again in the future. In particular, our board of directors has previously designated and established the terms of the following series of preferred stock:

•	2,000,000 shares of 9.5% Series A Cumulative Preferred Stock, of which no shares are outstanding;

•	2,156,250 shares of 8.875% Series B Cumulative Preferred Stock, of which no shares are outstanding;

•	2,000,000 shares of 9.375% Series C Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	1,000,000 shares of 9.5% Series E Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	3,000,000 shares of 9.25% Series F Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	400,000 shares of 8.625% Series G Cumulative Redeemable Preferred Stock, of which no shares are outstanding; and

•	6,200,000 shares of 8.30% Series H Cumulative Redeemable Preferred Stock, of which no shares are outstanding.

We have redeemed or retired all of the shares of the preferred stock referred to in the foregoing bullet points. However, under Tennessee law, these shares, although no longer outstanding, are still allocated to the respective series referred to above and therefore cannot (absent an appropriate amendment to the MAA charter) be reissued except as a part of such series and with the dividend rate and other terms and provisions of such series previously established by our board of directors. Accordingly, as of the date of this prospectus, of the 20,000,000 shares of preferred stock that we are authorized to issue pursuant to the MAA charter, a total of 16,756,250 of those shares have been allocated to the respective series set forth in the bullet points above, leaving 3,243,750 shares of preferred stock that may be issued from time to time in such amounts and series and with such terms and provisions as may be established from time to time by our board of directors.

Under the TBCA, the affirmative vote of the holders of a majority of (x) the shares of each series of our preferred stock which are affected by a proposed amendment to the MAA charter, present in person or represented by proxy at the meeting and entitled to vote thereon, voting as a separate voting group, or (y) all shares of all series of our preferred stock, which are affected in the same or a substantially similar way by a proposed amendment to the MAA charter, present in person or represented by proxy at the meeting and entitled to vote thereon, voting together as a single voting group, will generally be required for: (i) any increase or decrease in the number of authorized shares of our preferred stock; (ii) any exchange or reclassification of shares of a class of our preferred stock into shares of another class of our capital stock; (iii) any exchange or reclassification of, or the creation of the right of exchange of, shares of a class of our capital stock into shares of a class of our preferred stock; (iv) any change in the designation, rights, preferences, or limitations of our preferred stock; (v) any change in the number of outstanding shares of our preferred stock into a different number of outstanding shares of our preferred stock; (vi) the authorization of any new class of our preferred stock, or an increase in the rights and preferences of an existing class of our preferred stock with subordinate or inferior rights into a class of our preferred stock, having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to any other class or classes of our preferred stock; (vii) the limitation or denial of an existing preemptive right of our preferred stock; (viii) the authorization and issuance of shares of a class of our preferred stock as a share dividend for another class of shares of our preferred stock; and (ix) the cancellation or any limitation on the rights to distributions or dividends that have accumulated but not yet been declared on our preferred stock. To the extent a proposed amendment to the MAA charter would create dissenters’ rights for the holders of our preferred stock under the TBCA, the affirmative vote of the holders of a majority of the outstanding shares of each series of our preferred stock entitled to vote thereon would be required to approve such amendment to the MAA charter.

Shares of our preferred stock are subject to restrictions on ownership and transfer designed and to preserve our qualification as a REIT for U.S. federal income tax purposes. See “—Certain Matters of Corporate Governance—Ownership Limitations” below.

Power to Issue Additional Shares of Common and Preferred Stock

Our board of directors may authorize the issuance and sale of additional shares of our common stock and shares of our preferred stock in one or more series and establish the terms of each additional series of preferred stock. These actions can generally be taken without action or approval by our shareholders, although in certain limited circumstances shareholder approval may be required by applicable law or rule of a stock exchange on which our capital stock may be listed or traded. Our board of directors may therefore cause the issuance of additional shares of our common stock, or one or more series of our preferred stock, that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our capital stock or that the holders of our capital stock otherwise believe to be in their best interest. Our issuance of additional shares of capital stock in the future could dilute the voting and other rights of shares held by existing shareholders.

Certain Matters of Corporate Governance

Charter and Bylaw Provisions. The TBCA and the MAA charter and MAA bylaws govern shareholders’ rights and related matters. Certain provisions of the MAA charter and MAA bylaws, which are described below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of us.

Voting Requirements. Under the TBCA, the MAA charter generally may not be amended without shareholder approval. Except as provided below and subject to the voting rights, if any, of any preferred stock outstanding at the time of a shareholder vote, any amendment to the MAA charter submitted for shareholder approval at a shareholders’ meeting is generally approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter. Additionally, the MAA charter provides that our board of directors cannot take any action intended to terminate our qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of our common stock.

Under the TBCA, our common shareholders may amend the MAA bylaws if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. Additionally, our board of directors may amend the MAA bylaws upon the affirmative vote of a majority of the directors then in office, unless a bylaw provision approved by our shareholders expressly provides that such bylaw may not be amended or repealed by our board of directors or unless the TBCA or the MAA charter otherwise provides.

Under the TBCA, we cannot merge with and into another entity or sell all or substantially all of our assets unless such merger or sale is approved by a majority of the outstanding shares of our common stock.

Special Meetings. Under the MAA bylaws, shareholders may require us to call special meetings of the shareholders only if such shareholders hold outstanding shares representing more than 10% of all votes entitled to be cast at any such special meeting.

Advance Notice of Director Nominations and New Business. The MAA bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to our board of directors and the proposal of other business to be considered by shareholders may be made only (i) by or at the direction of our board of directors or (ii) by any shareholder who (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the annual meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures set forth in the MAA bylaws. In addition, with respect to any special meeting of shareholders at which directors are to be elected, nominations of persons for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) by any shareholder who (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures set forth in the MAA bylaws.

The advance notice provisions of the MAA bylaws could have the effect of discouraging a takeover or other transaction in which holders of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Director’s Liability. The MAA charter eliminates, subject to certain exceptions, the personal liability of a director to us or our shareholders for monetary damages for breaches of such director’s fiduciary duty as a director. The MAA charter does not provide for the elimination of or any limitation on the personal liability of a director for:

•	any breach of a director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; or

•	unlawful corporate distributions.

Tennessee Anti-Takeover Statutes. In addition to certain of the MAA charter and bylaws provisions discussed above and below, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for our capital stock.

Under the Tennessee Investor Protection Act, unless a company’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning five percent or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of its intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom the offeror intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance, or the “Commissioner,” and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of an offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the offeree company, or a “Takeover Offer.” Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

A “business combination” is defined by the Tennessee Business Combination Act as, in general, any:

•	merger or consolidation;

•	share exchange;

•	sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of:

•	the aggregate market value of the corporation’s consolidated assets;

•	the aggregate market value of the corporation’s shares; or

•	the corporation’s consolidated net income;

•	issuance or transfer of shares by the corporation to the interested shareholder;

•	plan of liquidation or dissolution proposed by the interested shareholder;

•	transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or

•	financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

An “interested shareholder” is defined, in general, as:

•	any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation; or

•	an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding capital stock of the corporation.

Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction complies with all applicable charter and bylaw requirements and either (i) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (ii) meets certain fair price criteria.

The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or the 30 trading days preceding the commencement of a tender offer or announcement of an intention to seek control of the corporation if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than three percent of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Ownership Limitations. For us to qualify as a REIT under the Code, among other things, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that we continue to meet the requirements for qualification as a REIT, the MAA charter provides, subject to certain limited exceptions, that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of our capital stock, both common and preferred, which is referred to as the “Ownership Limit.” All shares of our capital stock which any person has the right to acquire upon exercise of outstanding rights, options or warrants, or upon conversion of convertible securities, shall be considered for purposes of determining the Ownership Limit if inclusion of those shares would cause such person to violate the Ownership Limit. Our board of directors may exempt from the Ownership Limit ownership or transfer of shares of capital stock while owned by or transferred to a person who has provided evidence and assurances acceptable to our board of directors that our qualification as a REIT under the Code would not be jeopardized thereby. Absent such an exemption, any transfer of capital stock that would result in direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in our disqualification as a REIT under the Code, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our being “closely held” within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. If our board of directors at any time determines that a transaction has taken place, or that any person intends to acquire shares of our capital stock, in violation of the restrictions described in the immediately preceding sentence, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transaction, including refusing to give effect to any such transfer on our stock transfer books.

If, notwithstanding the foregoing restrictions on transfer, any person acquires shares of our capital stock in excess of the Ownership Limit, such shares shall be deemed “Excess Shares” held by such holder as agent on behalf of, and in trust for the exclusive benefit of, the transferees (which may include us) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote the Excess Shares or to receive dividends or other distributions on the Excess Shares.

Within six months after receiving notice of a transfer that results in shares of our capital stock being deemed Excess Shares, our board of directors shall either direct the holder to sell the Excess Shares or shall redeem the Excess Shares. If our board of directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay us out of the proceeds of such sale all expenses incurred by us in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

If our board of directors determines to redeem the Excess Shares, we will pay the holder a redemption price equal to the lesser of (a) the principal price paid for the Excess Shares by the holder, (b) a price per Excess Share equal to the market price (as determined in the manner set forth in the MAA charter) of the applicable capital stock, (c) the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in the MAA charter, be deemed to have acquired ownership of the Excess Shares and (d) the maximum price allowed under the Tennessee Greenmail Act described above under “— Tennessee Anti-Takeover Statutes” (such price being the average of the highest and lowest closing market price for the Excess Shares during the 30 trading days preceding the purchase of such Excess Shares or, if the holder of such Excess Shares has commenced a tender offer or has announced an intention to seek control of us, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement). The redemption price may be paid, at our option, by delivering to the holder of the Excess Shares one common unit (subject to adjustment from time to time in the event of, among other things, stock splits, stock dividends or recapitalizations affecting our common stock or certain mergers, consolidations or asset transfers by us) issued by MAALP for each Excess Share being redeemed.

Each shareholder shall upon demand be required to provide us with an affidavit setting forth any information with respect to its direct, indirect, constructive and beneficial ownership of our capital stock as our board of directors deems necessary to comply with the provisions of the Code applicable to REITs or to determine any such compliance. A person planning to acquire capital stock in excess of the Ownership Limit is also required to provide us with a similar affidavit at least 15 days prior to the proposed acquisition. Each such affidavit shall also include the information required to be filed by shareholders in reports pursuant to Section 13(d) of the Exchange Act.

The Ownership Limit may have the effect of precluding acquisition of control of us and could have the effect of discouraging a takeover or other transaction in which holders of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, Brooklyn, New York.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the redemption of Class A Units, our qualification as a REIT, and the ownership and disposition of our common stock. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular holder or Class A Units or investor in our common stock in light of its specific investment or tax circumstances, or if a particular holder or investor is subject to special tax rules (for example, a financial institution, broker-dealer, insurance company, tax-exempt organization or, except to the extent discussed below, foreign investor, as determined for federal income tax purposes). This summary assumes that Class A Units are held as capital assets, which generally means as property held for investment. No advance ruling has been or will be sought from the IRS, and no opinion of counsel will be received, regarding the U.S. federal, state, local or foreign tax consequences discussed herein.

The federal income tax consequences to a holder of Class A Units, or a unitholder, that exercises its option to have its Class A Units redeemed depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law. No clear precedent or authority may be available on some questions. Accordingly, unitholders should consult their tax advisor regarding the U.S. federal, state, local and foreign tax consequences of an exchange or redemption of Class A Units in light of such unitholders’ specific tax situation.

Exchange or Redemption of Class A Units

If a unitholder tenders all or any portion of its Class A Units for redemption and we exchange shares of our common stock for such units, a unitholder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., the fair market value of our shares received in such exchange plus the amount of our operating partnership liabilities allocable to such exchanged units at such time) and (ii) the unitholder’s tax basis in such units, which tax basis will be adjusted for the unit’s allocable share of our operating partnership’s income, gain or loss for the taxable year of disposition. In many circumstances, the tax liability resulting from the gain recognized on the disposition of units could exceed the fair market value of any shares of our common stock received in exchange therefor. A unitholder’s tax basis in any shares of common stock received in exchange for Class A Units will be the fair market value of those shares on the date of the exchange. Similarly, a unitholder’s holding period in such shares will begin following the exchange and will not include the period during which the unitholder held its units.

If our operating partnership redeems a tendered unit with cash (which is not contributed by MAA to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraph, except that if our operating partnership redeems less than all of a unitholder’s units, the unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of our operating partnership liabilities allocable to the redeemed units, exceeded the unitholder’s adjusted tax basis in all of such unitholder’s units immediately before the redemption.

Disguised Sales

Under the Internal Revenue Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of units made within two years of a unitholder’s contribution of property to our operating partnership, must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

While there is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property, a redemption of units, by our operating partnership, in particular if made within two years of the date of a unitholder’s contribution of property to our operating partnership, may be treated as a disguised sale.

If this treatment were to apply, such unitholder would be treated for federal income tax purposes as if, on the date of its contribution of property to our operating partnership, our operating partnership transferred to it an obligation to pay it the redemption proceeds. In that case, the unitholder would be required to recognize gain on the disguised sale in such earlier year, and/or may have a portion of the proceeds recharacterized as interest or be required to pay an interest charge on any tax due.

Character of Gain or Loss Recognized

Except as described below, the gain or loss that a unitholder recognizes on a sale, exchange or redemption of a tendered unit will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the unit exceeds 12 months. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum federal income tax rate of 20%. If the amount realized with respect to a unit that is attributable to a unitholder’s share of unrealized receivables of our operating partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, unrealized receivables include depreciation recapture for certain types of property. In addition, the maximum federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include the sale or exchange of a unit to MAA, but not the redemption of a unit by our operating partnership for cash which is not contributed by MAA) held for more than 12 months is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as unrealized receivables.

Medicare Tax

A U.S. unitholder that is an individual is subject to a 3.8% tax on the lesser of (1) such unitholder’s “net investment income” for the relevant taxable year and (2) the excess of such unitholder’s modified gross income for the taxable year over a certain threshold (which will be between $125,000 and $250,000, depending on the individual’s circumstances). U.S. unitholders that are estates or certain trusts that do not fall into a special class of trusts that is exempt from such tax are also subject to the 3.8% tax for taxable years beginning after December 31, 2012 on the lesser of (A) their undistributed net investment income or (B) the excess of their adjusted gross income for the taxable year over a certain threshold. Net investment income generally would include net gain from the disposition of our units. If you are a U.S. unitholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to any gains you may recognize on a sale, exchange or redemption of our units.

Passive Activity Losses

The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from our operating partnership or other investments that may be used to offset gain from the sale, exchange or redemption of your units tendered for redemption.

Tax Reporting

If a unitholder tenders a unit and such unit is acquired by MAA or our operating partnership, the unitholder must report the transaction by filing a statement with its federal income tax return for the year of the disposition which provides certain required information to the IRS. To prevent the possible application of backup withholding with respect to payment of the consideration, a unitholder must provide MAA or our operating partnership with its correct taxpayer identification number.

Foreign Offerees

Gain recognized by a foreign person on a sale, exchange or redemption of a unit tendered for redemption will be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). If you are a foreign person, MAA or our operating partnership generally will be required, under the FIRPTA provisions of the Internal Revenue Code, to deduct and withhold 10% of the amount realized by you on the disposition and you will be required to file a U.S. federal income tax return to report any gain and pay any additional tax due. The amount withheld would be creditable against your U.S. federal income tax liability and, if the amount withheld exceeds your actual tax liability, you could claim a refund from the IRS.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF CLASS A UNITS TENDERED FOR REDEMPTION.

Taxation of Mid-America Apartment Communities, Inc.

This section summarizes the material U.S. federal income tax consequences generally resulting from the election of MAA to be taxed as a REIT and the ownership of common stock of MAA by a U.S. Holder. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its common stock under current law. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations. Except as specifically noted, this discussion does not cover differences between current law and prior law applicable to REITs.

Taxation of REITs in General

MAA elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1994. MAA believes that it has been organized and operated in a manner which allows MAA to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 1994. MAA currently intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon the ability of MAA to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that MAA has been organized and has operated, or that MAA will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

Provided MAA qualifies for taxation as a REIT, MAA generally will be allowed to deduct dividends paid to its shareholders, and, as a result, MAA generally will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it currently distributes to its shareholders. MAA expects to make distributions to its shareholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if MAA qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•	MAA will be required to pay U.S. federal income tax on its undistributed REIT taxable income, including net capital gain;

•	MAA may be subject to the “alternative minimum tax;”

•	MAA may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by it);

•	MAA will be subject to a 100% U.S. federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a “taxable REIT subsidiary,” or TRS, or such property has been held by MAA for at least two years and certain other requirements are satisfied;

•	If MAA fails to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintains its qualification as a REIT pursuant to certain relief provisions, MAA will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which it fails the 75% gross income test or (ii) the amount by which it fails the 95% gross income test, in either case, multiplied by a fraction intended to reflect its profitability;

•	If MAA fails to satisfy any of the asset tests, other than a failure of the 5% or the 10% asset tests that qualifies under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under “—Qualification as a REIT—Asset Tests,” then MAA will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

•	If MAA fails to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Qualification as a REIT—Income Tests” and “—Qualification as a REIT—Asset Tests,” respectively, and MAA qualifies for a reasonable cause exception, then MAA will have to pay a penalty equal to $50,000 for each such failure;

•	MAA will be subject to a 4% nondeductible excise tax if certain distribution requirements are not satisfied;

•	MAA may be required to pay monetary penalties to the IRS in certain circumstances, including if MAA fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements”;

•	If MAA acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in MAA’s hands is less than the fair market value of the asset, in each case determined at the time it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset (or five year period for assets disposed of in calendar years 2012 and 2013), then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which MAA acquires the asset from the C corporation. The foregoing rules would apply to the assets acquired from Colonial in the parent merger if Colonial failed to qualify as a REIT for a period prior to the parent merger, the parent merger nonetheless qualified as a reorganization under Section 368(a) of the Code, and MAA sold such assets within the applicable recognition periods. The IRS has issued Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by a REIT in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code;

•	MAA will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of its non-TRS tenants by one of its TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to MAA that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by MAA’s TRSs or any other subsidiaries that are C corporations will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, MAA and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. MAA could also be subject to tax in situations and on transactions not presently contemplated.

Qualification as a REIT

In General. The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes, (vi) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs and (vii) that meets the additional requirements discussed below.

Ownership Tests. Commencing with MAA’s second REIT taxable year, (i) the beneficial ownership of MAA common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of MAA’s shares may be owned, directly or indirectly, by or for five or fewer individuals, which we refer to as the 5/50 Test. Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the 5/50 Test; rather, shares held by it are treated as owned proportionately by its beneficiaries.

MAA’s charter restricts ownership and transfers of its shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. In addition, MAA will be deemed to have satisfied the 5/50 Test for a particular taxable year if it has complied with all the requirements for ascertaining the ownership of its outstanding shares in that taxable year and has no reason to know that it has violated the 5/50 Test.

Ownership of Interests in Entities Treated as Partnerships for U.S. Federal Income Tax Purposes. A REIT that is a partner in an entity treated as a partnership for U.S. federal income tax purposes (generally including any domestic unincorporated entity with two or more owners that has not elected to be taxed as a corporation and is not a “publicly traded partnership” or a “taxable mortgage pool”) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income, based on its interest in partnership capital. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, so long as MAALP qualifies as a partnership for U.S. federal income tax purposes, MAA’s proportionate share of the assets and items of income of MAALP, including MAALP’s share of assets and items of income of any subsidiaries that are partnerships for U.S. federal income tax purposes, are treated as assets and items of income of MAA for purposes of applying the REIT income and asset tests described below. Unless otherwise noted, references to “partnership” in this discussion include any entity that is treated as a partnership for U.S. federal income tax purposes.

Ownership of Interests in Disregarded Subsidiaries. If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (discussed below), all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests. In order to maintain qualification as a REIT, MAA must annually satisfy two gross income requirements. First, at least 75% of its gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments.

Second, in general, at least 95% of MAA’s gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of shares or securities that are not dealer property, or any combination of the above.

Rents MAA receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT’s stock, actually or constructively owns 10% or more of the interests in the assets or net profits of the tenant if the tenant is not a corporation, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the REIT may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” under the applicable tax rules. Accordingly, MAA may not provide “impermissible services” to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to the REIT of providing the service. If the impermissible tenant service income exceeds 1% of the REIT’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of MAA’s total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

MAA does not intend to charge rent that is based in whole or in part on the income or profits of any person or to derive rent from related party tenants, or rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from the real property if the treatment of any such amounts as non-qualified rent would jeopardize its status as a REIT. MAA also does not intend to derive impermissible tenant service income that exceeds 1% of its total income from any property if the treatment of the rents from such property as nonqualified rents could cause it to fail to qualify as a REIT.

If MAA fails to satisfy one or both of the 75% or the 95% gross income tests, it may nevertheless qualify as a REIT for a particular year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect and a schedule is filed describing each item of gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances these relief provisions could apply. As discussed above in “—Taxation of REITs in General,” even if these relief provisions were to apply, MAA would be subject to U.S. federal income tax to the extent it fails to meet the 75% or 95% gross income tests or otherwise fails to distribute 100% of its net capital gain and taxable income.

Asset Tests. At the close of each quarter of its taxable year, MAA must also satisfy four tests relating to the nature of its assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of its total assets. Second, not more than 25% of its total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of its TRSs, (i) the value of any one issuer’s securities owned by MAA may not exceed 5% of the value of its total assets and (ii) MAA may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of MAA’s interest as a partner in such partnership (based on its proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which MAA owns no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of TRSs cannot represent more than 25% of a REIT’s total assets (20% in the case of taxable years beginning prior to January 1, 2009). Real estate assets for purposes of the REIT rules include stock in other REITs, but do not include stock in non-REIT companies.

MAA will monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If MAA fails to satisfy the asset tests at the end of a calendar quarter, other than the first calendar quarter, MAA will not lose its REIT status if one of the following exceptions applies:

•	MAA satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	MAA eliminates any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if MAA fails to satisfy the asset tests at the end of a calendar quarter during a taxable year, it will not lose its REIT status if one of the following additional exceptions applies:

•	De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from ownership of assets the total value of which does not exceed the lesser of 1% of the total value of MAA’s assets at the end of the quarter in which the failure occurred and $10 million), and MAA either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which MAA’s identification of the failure occurred; or

•

General Exception: All of the following requirements are satisfied: (i) the failure is not due to a “de minimis” violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) MAA files a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) MAA either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which its identification of the failure occurred, and (v) MAA pays an excise tax as described above in “—Taxation of REITs in General.”

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Income and gain derived from foreclosure property is treated as qualifying income for both the 95% and 75% gross income tests. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Debt Instruments. MAA may hold or acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If a REIT receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Loans that are modified generally will have to be retested using the fair market value of the collateral real property securing the loan as of the date the modification, unless the modification does not result in a deemed exchange of the unmodified note for the modified note for tax purposes, or the mortgage loan was in default or is reasonably likely to default and the modified loan substantially reduces the risk of default, in which case no re-testing in connection with the loan modification is necessary. Under IRS guidance, a loan may be treated as a qualifying real estate asset in an amount equal to the lesser of the fair market value of the loan or the fair market value of the real property securing the loan on the date the REIT acquired the loan. Although the guidance is not entirely clear, it appears that the non-qualifying portion of the mortgage loan will be equal to the portion of the loan’s fair market value that exceeds the value on the date of acquisition of the associated real property that is security for that loan.

The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then (i) the mezzanine loan will be treated as a qualifying real estate asset for purposes of the REIT asset tests and (ii) interest in respect of such mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. To the extent MAA acquires mezzanine loans that do not comply with this safe harbor, all or a portion of such mezzanine loans may not qualify as real estate assets or generate qualifying income and REIT status may be adversely affected. As such, the REIT provisions of the Code may limit MAA’s ability to acquire mezzanine loans that it might otherwise desire to acquire.

Interests in a REMIC generally will be treated as real estate assets for purposes of the asset tests, and income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% and 95% gross income tests, except that if less than 95% of the assets of the REMIC are real estate assets, then MAA will be treated as owning and receiving its proportionate share of the assets and income of the REMIC, with the result that only a proportionate part of MAA’s interest in the REMIC and income derived from the interest will qualify for purposes of the assets and the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, (i) where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the REIT earned the income directly, or (ii) if contingent interest is payable pursuant to a “shared appreciation mortgage” provision. A shared appreciation mortgage provision is any provision which is in connection with an obligation held by a REIT that is secured by an interest in real property, which entitles the REIT to a portion of the gain or appreciation in value of the collateral real property at a specified time. Any contingent interest earned pursuant to a shared appreciation mortgage provision shall be treated as gain from the sale of the underlying real property collateral for purposes of the REIT income tests.

Hedging Transactions. MAA may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction entered into after July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). In the case of a hedging transaction entered into on or prior to July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, the income from such transaction shall be excluded from the 95% income test, but shall be nonqualifying income for the 75% test, provided the hedging transaction is entered into to hedge debt incurred or to be incurred to acquire real estate assets. To the extent MAA enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Foreign Investments. To the extent that MAA holds or acquires any investments and, accordingly, pay taxes in other countries, taxes paid in non-U.S. jurisdictions may not be passed through to, or used by, MAA’s shareholders as a foreign tax credit or otherwise. In addition, certain passive income earned by a non-U.S. taxable REIT subsidiary must be taken in account currently (whether or not distributed by the taxable REIT subsidiary) and may not be qualifying income under the 95% and 75% gross income tests.

Qualified Temporary Investment Income. Income derived by MAA from certain types of temporary share and debt investments made with the proceeds of sales of MAA’s stock or certain public debt offerings, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following the sale of such stock. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to shares of stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After such one year period, income from such investments will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above. Also, for purposes of the REIT asset tests, the term “real estate assets” includes any property that is not otherwise a real estate asset and that is attributable to such temporary investment of new capital, but only if such property is comprised of shares or debt instruments, and only for the one-year period beginning on the date the REIT receives such new capital.

Annual Distribution Requirements

In order to qualify as a REIT, MAA must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. MAA generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before MAA timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that MAA does not distribute all of its net capital gain and taxable income, it will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if MAA should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, MAA may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, MAA may be able to avoid being taxed on amounts distributed as deficiency dividends; however, MAA will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends MAA pays must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, MAA must treat every shareholder of the class of shares with respect to which it makes a distribution the same as every other shareholder of that class, and MAA must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, MAA could lose its ability to cure an under-distribution in a year with a subsequent year deficiency dividend if it pays preferential dividends. Accordingly, MAA intends to pay dividends pro rata within each class, and to abide by the rights and preferences of each class.

MAA may retain and pay income tax on net long-term capital gains received during the tax year. To the extent MAA so elects, (i) each shareholder must include in its income (as long-term capital gain) its proportionate share of MAA’s undistributed long-term capital gains, (ii) each shareholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by MAA on the undistributed long-term capital gains, and (iii) each shareholder’s basis in its shares of MAA’s stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid.

To qualify as a REIT, MAA may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. In the event MAA accumulates any non-REIT earnings and profits, MAA intends to distribute its non-REIT earnings and profits before the end of its first REIT taxable year to comply with this requirement.

Failure to Qualify

If MAA fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends, MAA generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and MAA pays a penalty of $50,000 with respect to such failure.

If MAA fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, MAA generally will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to MAA’s shareholders in any year in which MAA fails to qualify as a REIT will not be deductible by MAA nor will they be required to be made. In such event, to the extent of MAA’s current or accumulated earnings and profits, all distributions to its shareholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction, and individual, trust and estate shareholders may be eligible to treat the dividends received from MAA as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code. Unless entitled to relief under specific statutory provisions, MAA also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which it failed to qualify as a REIT under the Code.

MAA’s qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. Although MAA intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable.

Prohibited Transactions Tax

Any gain realized by MAA on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

MAA may make sales that do not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Recordkeeping Requirements

To avoid a monetary penalty, MAA must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares.

Investments in TRSs

MAA may from time-to-time own one or more subsidiaries intended to be treated as TRSs for federal income tax purposes. A TRS is a corporation in which a REIT directly or indirectly own shares and that jointly elects with the REIT to be treated as a TRS under Section 856(l) of the Code. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of the REIT. A domestic TRS pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A non-U.S. TRS with income from a U.S. trade or business or certain U.S. sourced income also may be subject to U.S. income taxes. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that MAA’s TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by MAA will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by MAA without jeopardizing MAA’s qualification as a REIT. Certain payments made by any of MAA’s TRSs to MAA may not be deductible by the TRS (which could materially increase the TRS’s taxable income), and certain direct or indirect payments made by any of MAA’s TRS to MAA may be subject to 100% tax. In addition, subject to certain safe harbors, MAA generally will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS (and amounts protected from the 100% tax by reason of such safe harbor may nonetheless be reapportioned under Section 482).

Distributions that MAA receives from a domestic TRS will be classified as dividend income to the extent of the current or accumulated earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital.

REIT Subsidiaries

MAALP may hold interests in one or more subsidiaries intended to qualify as REITs. Any such subsidiary REITs would need to satisfy the various REIT requirements discussed above on a stand-alone basis. Stock of any subsidiary qualifying as REIT will be a qualifying real estate asset for purposes of the assets tests , and any dividends received by MAA from a subsidiary qualifying as a REIT and gains from sales of such subsidiary’s stock will be qualifying income for purposes of both the 95% and 75% gross income tests. If a subsidiary intended to qualify as a REIT failed to so qualify, MAA would be treated as holding stock of a non-REIT, non-TRS corporate subsidiary, which could jeopardize MAA’s status as a REIT.

Tax Aspects of MAALP

In General. MAA will own all or substantially all of its assets through MAALP, and MAALP in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

Except in the case of subsidiaries that have elected REIT or TRS status, MAA expects that MAALP and the partnership and limited liability company subsidiaries of MAALP will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. MAA includes in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, MAA includes its pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes in which it owns an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes based on its capital interests. See “—Taxation of REITs in General.”

MAA’s ownership interests in such partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership or limited liability company in which it owns an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of its assets and items of gross income would change, and could prevent MAA from satisfying the REIT asset tests and/or the REIT income tests. See “—Qualification as a REIT—Asset Tests” and “—Qualification as a REIT—Income Tests.” This, in turn, could prevent it from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of its failure to meet these tests for a taxable year.

MAA believes that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of MAALP” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

MAALP currently takes the reporting position for U.S. federal income tax purposes that it is not a publicly traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common stock could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. MAA and MAALP cannot provide any assurance that MAALP will continue to qualify for one of the safe harbors mentioned above.

If MAALP is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. MAA and MAALP believe that MAALP will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, MAA and MAALP do not believe that these differences have caused or will cause MAALP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which MAA owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the “carryover” tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “Book-Tax Difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a Book-Tax Difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time-to-time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of Book-Tax Differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the Book-Tax Differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

U.S. Federal Income Tax Considerations for U.S. Holders of MAA Common Stock

Distributions. Distributions by MAA, other than capital gain dividends, will constitute ordinary dividends to the extent of its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. MAA’s ordinary dividends generally will not qualify as “qualified dividend income” taxed as net capital gain for U.S. holders that are individuals, trusts, or estates. However, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income MAA receives from C corporations, including its TRSs, (ii) MAA’s undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided MAA properly designates the distributions as qualified dividend income. MAA does not anticipate distributing a significant amount of qualified dividend income.

To the extent that MAA makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder’s shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder’s tax basis in the shares.

Dividends declared by MAA in October, November or December and payable to a U.S. holder of record on a specified date in any such month shall be treated both as paid by MAA and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed MAA’s actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. holders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if MAA incurs such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

The REIT provisions of the Code do not require MAA to distribute its long-term capital gain, and MAA may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. If MAA so elects for a taxable year, its U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as MAA may designate. A U.S. holder would be deemed to have paid its share of the tax paid by MAA on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by MAA) included in the U.S. holder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations. MAA’s distributions and gain from the disposition of its shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, MAA’s dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of MAA common stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of MAA’s net operating or net capital losses.

Sale or Disposition of Common Stock. In general, any gain or loss realized upon a taxable disposition of shares of MAA common stock by a U.S. holder will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of undistributed capital gains or distributions received by the U.S. holder from MAA, each as required to be treated by such U.S. holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of MAA common stock may be disallowed if other shares of its common stock are purchased within 30 days before or after the disposition.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s filing status). A U.S. holder that is an estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to the same 3.8% tax on the lesser of its undistributed net investment income and the excess of its adjusted gross income over a certain threshold. A U.S. holder’s net investment income will include, among other things, dividends on and capital gains from the sale or other disposition of shares of MAA. Prospective U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of MAA common stock.

Taxation of U.S. Tax-Exempt Holders

In general, a tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its “unrelated business taxable income” or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property. Distributions that MAA makes to a tax-exempt employee pension trust or other domestic tax-exempt holder or gains from the disposition of MAA’s shares held as capital assets generally will not constitute UBTI unless the exempt organization’s shares are debt-financed property (e.g., the holder has borrowed to acquire or carry its shares). However, if MAA is a “pension-held REIT,” this general rule will not apply to distributions to certain pension trusts that hold more than 10% (by value) of MAA’s shares. MAA will be treated as a “pension-held REIT” if (i) treating qualified trusts as individuals would cause MAA to fail the 5/50 Test (as defined above) and (ii) MAA is “predominantly held” by certain pension trusts. MAA will be “predominantly held” if either (i) a single such pension trust holds more than 25% by value of MAA’s shares or (ii) one or more such pension trusts, each owning more than 10% by value of MAA’s shares, hold in the aggregate more than 50% by value of MAA’s shares. In the event MAA is a pension-held REIT, the percentage of any dividend received from it treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by it (treating it as if it were a qualified trust and, therefore, subject to tax on UBTI) to (b) its total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. There can be no assurance that MAA will not be treated as a pension-held REIT. Before making an investment in shares of MAA common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in shares of MAA’s common stock.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from MAA as UBTI. Before making an investment in shares of MAA common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in MAA’s shares.

Taxation of Non-U.S. Holders.

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of common stock of MAA applicable to non-U.S. holders. The discussion addresses only selective and not all aspects of U.S. federal income taxation that may be material for non-U.S. holders and is for general information only.

Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of MAA’s earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, lower withholding rates do not apply to dividends from REITs.

In cases where the dividend income from a non-U.S. holder’s investment in MAA common stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. MAA plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under “—Dispositions of Common Stock” unless either (i) a lower treaty rate applies and the non-U.S. holder files with MAA any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with MAA an IRS Form W-8ECI claiming that the distribution is effectively connected income. The balance of this discussion assumes that dividends that MAA distributes to non-U.S. holders and gains non-U.S. holders recognize with respect to MAA shares are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business unless deemed to be effectively connected under FIRPTA as described below under “—Dispositions of Common Stock.”

Non-Dividend Distributions. Distributions by MAA to non-U.S. holders that are not attributable to gains from sales or exchanges of U.S. real property interests and that exceed MAA’s earnings and profits will be a non-taxable return of the non-U.S. holder’s basis in its shares and, to the extent in excess of the non-U.S. holder’s basis, gain from the disposition of such shares, the tax treatment of which is described below. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed MAA’s earnings and profits, the distribution may be subject to withholding at the rate applicable to dividends. A non-U.S. holder, however, may seek a refund from the IRS of any amounts withheld that exceed the non-U.S. holder’s actual U.S. federal income tax liability. If MAA’s stock constitutes a U.S. real property interest, distributions in excess of the sum of MAA’s earnings and profits plus the non-U.S. holder’s adjusted tax basis in the stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. holder’s share of MAA’s earnings and profits. The amount withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability.

Capital Gain Dividends. Under FIRPTA, subject to the discussion below for 5% or smaller holders of regularly traded classes of stock, a distribution made by MAA to a non-U.S. holder attributable to gains from dispositions of U.S. real property interests held by MAA (directly or through pass-through subsidiaries) must be reported in U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. holder. The term “U.S. real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Such gains are subject to federal income tax at the rates applicable to U.S. holders and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty). MAA is required to withhold tax at a 35% rate from distributions that are attributable to gains from the sale or exchange of U.S. real property interests. The amount withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability.

Notwithstanding the foregoing discussion, capital gain dividends distributed to a non-U.S. holder who did not at any time during the one year period ending on the date of the distribution own more than 5% of a class of shares that is regularly traded on an established securities market located in the U.S. will not be subject to FIRPTA, but will be treated as ordinary dividends subject to the rules discussed above under “—Ordinary Dividends.”

Capital gain dividends that are not attributable to sales or exchanges of U.S. real property interests, generally are not subject to U.S. federal income tax unless (i) such distribution is effectively connected with a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the non-U.S. holder will be subject to net-basis U.S. federal income tax on the dividend as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) such non-U.S. holder was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case a 30% withholding tax would apply to the dividend.

However, notwithstanding that such dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury Regulations might be construed to require MAA to withhold on such dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 35% of the dividend (although any amounts withheld generally would be creditable against the non-U.S. holder’s U.S. federal income tax liability).

Dispositions of Common Stock. Unless FIRPTA applies, or as otherwise set forth below, a sale or exchange of MAA shares by a non-U.S. holder generally will not be subject to U.S. federal income taxation. FIRPTA applies only if shares of MAA common stock constitute a U.S. real property interest.

MAA common stock will not constitute a U.S. real property interest if MAA is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. Because MAA common stock will be publicly traded, no assurance can be given that MAA will be, or that if it is it will remain, a domestically controlled qualified investment entity.

In the event that MAA does not constitute a domestically controlled qualified investment entity, a non-U.S. holder’s sale of MAA common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest, provided that (1) shares of MAA common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and (2) the selling non-U.S. holder owned, actually or constructively, 5% or less of MAA’s outstanding common stock during the five-year period ending on the date of the sale or exchange (or, if shorter, the period during which the non-U.S. holder held the stock).

In addition, even if MAA is a domestically controlled qualified investment entity, upon disposition of shares of MAA, a non-U.S. holder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. holder (1) disposes of an interest in MAA’s shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of MAA common stock within 30 days after such ex-dividend date. The foregoing rules do not apply to a transaction if the 5% regularly traded test described above is satisfied with respect to the non-U.S. holder.

If gain on the sale of shares of MAA common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of shares of MAA common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding Tax

MAA will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

MAA will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Other Withholding and Reporting Requirements under FATCA

The Foreign Account Tax Compliance Act provisions of the Code, enacted in 2010, which we refer to as FATCA, impose withholding taxes on certain types of payments to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of MAA stock paid to certain foreign entities unless various information reporting requirements are satisfied. Because MAA may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules MAA may treat the entire distribution as a dividend. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding provisions may be subject to different rules.

For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Withholding under this legislation (as modified pursuant to subsequent guidance) on withholdable payments to foreign financial institutions and non-financial foreign entities would apply after December 31, 2016 with respect to gross proceeds of a disposition of property that can produce U.S. source interest or dividends and would apply after June 30, 2014 with respect to other withholdable payments.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to MAA and its shareholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in MAA common stock.

State, Local and Foreign Tax

MAA may be subject to state, local and foreign tax in states, localities and foreign countries in which it does business or owns property. The tax treatment applicable to MAA and its shareholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by us from time to time of up to 2,574,631 shares of our common stock to holders of Class A Units in our operating partnership, and any of their pledgees, donees, transferees or other successors in interest. We may only offer our common stock if the holders of these Class A Units present them for redemption and we exercise our right to issue our common stock to them instead of paying a cash amount. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of Class A Units will exercise their redemption rights or that upon any such redemption we will elect, in our sole and absolute discretion, to redeem some or all of the Class A Units for shares of our common stock instead of paying a cash amount.

We will receive no cash proceeds from any issuance of the shares of our common stock covered by this prospectus, but we will acquire additional limited partnership interests in exchange for any such issuances. We will pay all registration expenses.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

The common stock will be listed on the NYSE, subject to official notice of issuance.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee. In addition, the description of U.S. federal income tax consequences contained in this prospectus is based on the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

EXPERTS

The consolidated financial statements of Mid-America Apartment Communities, Inc. appearing in Mid-America Apartment Communities, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, including the schedule appearing therein, and the effectiveness of Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in this prospectus, any prospectus supplement or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in this prospectus, an applicable prospectus supplement or free writing prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A to be filed with the SEC no later than 120 days after December 31, 2013;

•	Current Report on Form 8-K filed on February 27, 2014; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on December 14, 1993.

All documents that MAA files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that MAA has “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02 or Item 7.01 of Form 8-K, shall be incorporated by reference into this prospectus.

You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing or calling us at the following address: Investor Relations Department, Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138, (901) 435-5371.

The statements that we make in this prospectus, in any related prospectus supplement or free writing prospectus or in any document incorporated by reference in this prospectus about the contents of any instrument, agreement or other document do not purport to be complete, and are subject to, and qualified in their entirety by reference to, the full text of those instruments, agreements and other documents. Certain such instruments, agreements and other documents may have been or may be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated by reference herein and, in that case, copies thereof may be obtained as described above under “Where You Can Find More Information”.

PROSPECTUS

Mid-America Apartment Communities, Inc.

2,574,631 shares of Common Stock

March 28, 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of costs and expenses to be paid by us in connection with the registration of the Common Stock. All of the amounts shown are estimates. All other costs and expenses will be calculated based on the shares of Common Stock offered and accordingly cannot be estimated at this time.

Securities and Exchange Commission Fee	$0
Printing and Engraving Expenses	$10,000
Legal Fees and Expenses	$75,000
Trustee and Transfer Agent Fees	$25,000
Accounting Fees and Expenses	$75,000
Miscellaneous	$5,000

Total	$190,000

Item 15.	Indemnification of Directors and Officers

The Tennessee Business Corporation Act, or the “TBCA,” sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a Tennessee corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA, to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

The MAA charter provides that the MAA directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty, except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions under Tennessee law. The MAA charter provides further that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under Tennessee law.

The MAA bylaws also provide that MAA shall indemnify its directors, officers, employees and agents to the fullest extent permitted under the TBCA and allow for advancement of expenses as MAA deems appropriate. Furthermore, the indemnification provisions in the MAA charter and the MAA bylaws specifically provide that MAA may purchase and maintain insurance on behalf of any MAA director or officer against any liability asserted against and incurred by him in his capacity as a director, officer, employee or agent whether or not MAA would have had the power to indemnify against such liability.

In addition to the indemnification provided for in the MAA charter and the MAA bylaws, MAA has entered indemnification agreements with its directors and certain of its officers. These agreements require MAA to indemnify each director and each such officer for all expenses and liabilities incurred or paid by such director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, subject to certain exceptions provided by applicable law.

MAALP’s limited partnership agreement requires MAALP to indemnify MAA, its affiliates and any individual or entity acting on MAA’s behalf against any loss or damage, including reasonable legal fees and expenses incurred by the person, by reason of anything it may do or refrain from doing for or on behalf of MAALP or in connection with its business or affairs, subject to certain exceptions.

Item 16.	Exhibits

The Exhibits to this registration statement are identified in the Exhibit Index immediately following the signature page of this registration statement. Such Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the “Commission,” pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by such director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on March 28, 2014.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 28, 2014

/s/ Albert M. Campbell, III Albert M. Campbell, III	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2014

* Alan B. Graf, Jr.	Director	March 28, 2014

* Ralph Horn	Director	March 28, 2014

James K. Lowder	Director	March 28, 2014

Thomas H. Lowder	Director	March 28, 2014

Claude B. Nielsen	Director	March 28, 2014

* Philip W. Norwood	Director	March 28, 2014

Harold W. Ripps	Director	March 28, 2014

* W. Reid Sanders	Director	March 28, 2014

* William B. Sansom	Director	March 28, 2014

* Gary Shorb	Director	March 28, 2014

John W. Spiegel	Director	March 28, 2014

*By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Descriptions

3.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to MAA’s Annual Report on Form 10-K (File Number 001-12762) for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to MAA’s Annual Report on Form 10-K (File Number 001-12762) for the fiscal year ended December 31, 1996 and incorporated herein by reference).

3.3	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter of Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996 (Filed as Exhibit 1 to MAA’s Registration Statement on Form 8-A (File Number 001-12762) filed with the Commission on October 11, 1996 and incorporated herein by reference).

3.4	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 3.6 to MAA’s Annual Report on Form 10-K (File Number 001-12762) for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.5	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of Shares of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 4.1 to MAA’s Registration Statement on
Form 8-A/A (File Number 001-12762) filed with the Commission on November 19, 1997 and incorporated herein by reference).

3.6	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of June 25, 1998, as filed with the Tennessee Secretary of State on June 30, 1998 (Filed as Exhibit 4.3 to MAA’s Registration Statement on Form 8-A/A (File Number 001-12762) filed with the Commission on June 26, 1998 and incorporated herein by reference).

3.7	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of December 24, 1998, as filed with the Tennessee Secretary of State on December 30, 1998 (Filed as Exhibit 3.7 to MAA’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.8	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 14, 2002 (Filed as Exhibit 4.3 to MAA’s Registration Statement on
Form 8-A/A (File Number 001-12762) filed with the Commission on October 11, 2002 and incorporated herein by reference).

3.9	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 28, 2002 (Filed as Exhibit 3.9 to MAA’s Registration Statement on
Form S-3/A (File Number 333- 112469) and incorporated herein by reference).

3.10	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of August 7, 2003, as filed with the Tennessee Secretary of State on August 7, 2003 (Filed as Exhibit 3.10 to MAA’s Registration Statement on
Form S-3/A (File Number 333- 112469) and incorporated herein by reference).

3.11	Articles of Amendment to the Amended and Restated Charter of Mid-America Apartment Communities, Inc., as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit A to MAA’s Proxy Statement (File Number 001-12762) filed on March 31, 2008 and incorporated herein by reference).

3.12	Articles of Amendment to the Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of May 24, 2012, as filed with the Tennessee Secretary of State on May 25, 2012 (Filed as Exhibit 3.1 to the Current Report on Form 8-K (File Number 001-12762) filed on May 25, 2012 and incorporated herein by reference).

3.13	Third Amended and Restated Bylaws of Mid-America Apartment Communities, Inc. (Filed as Exhibit 3.1 to MAA’s Current Report on Form 8-K (File Number 001-12762) filed on December 5, 2013 and incorporated herein by reference).

3.14	Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P., a Tennessee limited partnership (Filed as Exhibit 10.1 to MAA’s Current Report on Form 8-K (File Number 001-12762) filed on October 2, 2013 and incorporated herein by reference).

4.1	Form of Common Stock Certificate (Filed as Exhibit 4.1 to MAA’s Annual Report on Form 10-K (File Number 001-12762) for the fiscal year ended December 31, 1997 and incorporated herein by reference).

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the securities being registered.

8.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding tax matters.

23.1*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of 5.1).

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of 8.1).

23.3*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.

24**	Power of Attorney (included on signature page hereto).

*	Filed herewith.
**	Previously filed.